Exhibit 10.4

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS OF THIS AGREEMENT. THE REDACTIONS ARE INDICATED WITH THREE ASTERISKS ([***]).
FAT-ENRICHED OR NON FAT-ENRICHED DEMINERALIZED WHEY POWDER SUPPLY AGREEMENT

BETWEEN THE UNDERSIGNED:

Eurosérum SAS
A simplified joint stock company with a capital of €18,560,928, headquartered at Port Sur Saone 70170 – Route de Luxeuil les bains, registered at the Commercial and Corporate Registry of Vesoul-Gray under number B 400 869 277,
Represented by Mr. Yves Rambaux, President
Hereinafter referred to as “Eurosérum,”

On the one hand,

SYNUTRA FRANCE INTERNATIONAL SAS
A simplified joint stock company with a capital of €5,000, headquartered in Annecy (74000) at 1 rue Jean Jaurès, registered at the Commercial and Corporate Registry of Annecy under number 751 779 422,
Represented by Mr. Christian Mazuray, President
Hereinafter referred to as “Synutra France”

AND

SHENGYUAN NUTRITIONAL FOOD CO., LTD
A company headquartered at Jiaonan Seashore Industry Zone, Qingdao – CHINA,
Represented by Mr. Li Ke, duly authorized
Hereinafter referred to as “Synutra”

On the other,

WHEREAS:

A.	Synutra is a leader in the production and distribution of milk-based products in China.

B.	Sodiaal is the leading French dairy cooperative. It holds an indirect share in the capital of Eurosérum, a world leader in demineralized whey powders.

C.
Together with this agreement, Synutra France, Synutra and Sodiaal are concomitantly signing a partnership framework agreement establishing the main terms and conditions of their industrial and commercial partnership and stipulating the commitments and obligations of each of the Parties.

D.
Synutra France will construct and operate a new powdered milk and whey drying unit at the Carhaix site located in Brittany (the “Site”), designed to manufacture the demineralized fat-enriched whey power and milk to meet the needs of Synutra, using the raw material sold by Sodiaal and its subsidiaries to Synutra France.

E.
On this date, Synutra France, Synutra and Eurosérum are entering into an agreement to supply whey to the drying units that Synutra France International will build in Carhaix, which stipulates the commitments and obligations of each of the parties.

F.	Furthermore, Synutra, whose needs for whey are growing, wishes to enter into a new supply agreement with Eurosérum for 70% demineralized fat-enriched or non-fat enriched whey powder.

ARTICLE 1 – DEFINITIONS

When used in this agreement or in regard to its execution, the following terms shall have the meaning given below:

“Whey”:	means 70% pre-concentrated demineralized liquid whey

“Party”:	means Eurosérum or Synutra

“Parties”:	means Eurosérum and Synutra

“Whey Powder”:	means the 70% demineralized whey powder or 70% demineralized fat-enriched whey powder sold by Eurosérum to Synutra

“Contract Specifications”:	means all of the technical and functional specifications of the Whey Powder given in Appendix 1. These contract specifications may be modified by agreement among the Parties

“Price of Whey”:	means the sale price of the Whey Powder

“Quotes”:	means the ATLA (Association de la Transformation Laitière) quotes for Whey Powder

“Annual Quantity Commitment”:	means the minimum annual delivery commitment for Whey Powder by Eurosérum to Synutra

“Base Agreement”:	means the Whey demineralized liquid supply agreement that the Parties are signing concomitantly with this agreement.

ARTICLE 2 – PURPOSE

The purpose of this agreement is to define the terms and conditions for sales of Whey Powder by Eurosérum to Synutra.

ARTICLE 3 – ANNUAL QUANTITY COMMITMENT

Eurosérum commits to sell 6,000 tons of Whey Powder per year to Synutra, who commits to purchase such amount for the exclusive needs of its own infant milk manufacturing facilities in China and, if need be, outside of the European Union.

Alternatively, Eurosérum may release itself from this obligation, at its discretion and in accordance with the procedure below, by delivering the equivalent of 6,000 tons of dried Whey extract to the Synutra France Site. The Parties may also agree on any combination of these two methods.

Each year, the Parties will consult one another with a view to increasing the quantities of Whey Powder (or, if need be, Whey) delivered by Eurosérum according to the procedure mentioned below.

Each year for the duration of the agreement and no later than August 31 of the current year, Synutra will notify Eurosérum of its Whey Powder requirements for the following year, amounting to a minimum of 6,000 tons and up to 12,000 tons of Whey Powder. If Synutra does not notify its requirements within the required time frame, its requirements for the following year will be assumed to be 6,000 tons of Whey Powder.

Each year for the duration of this agreement and no later than September 30th of the current year, Eurosérum will indicate (i) if it has more than 6,000 tons of Whey Powder available and (ii) if it wishes to replace all or part of the 6,000 tons (and up to 12,000 tons) of Whey Powder with an equivalent quantity of dried Whey extract to be delivered to the Synutra France Site.

Following consultation with Synutra, Eurosérum reserves the right to determine the breakdown of needs between 70% demineralized Whey Powder and 70% demineralized fat-enriched Whey Powder, depending on the availability of its drying tools.

Synutra agrees to buy and to pay the purchase price for the Whey Powder (and, where applicable, Synutra France agrees to buy and pay the purchase price for the Whey) to Eurosérum, in accordance with the terms and conditions hereinafter defined.

If Eurosérum decides to release itself from all or part of this obligation of delivering Whey to Synutra France at its Site, the provisions of the Base Agreement will apply mutatis mutandis, except for the provisions relating to the Price of Whey. If there is any contradiction between this agreement and the Base Agreement, the provisions of this agreement will prevail. The Price of Whey will be discussed by the Parties, particularly with respect to the market price at that time.

ARTICLE  4 – WHEY POWDER CONTRACT SPECIFICATIONS

The Contract Specifications are provided in Appendix 1.

ARTICLE  5 – NON-COMPLIANT WHEY POWDER – TECHNICAL ARBITRATION

Eurosérum commits to ensuring that checks are carried out on the Whey Powder prior to delivery to ensure its compliance with the Contract Specifications.

The Contract Specifications stipulate the acceptable tolerance thresholds.

Any non-compliance must be expressly communicated to Eurosérum by Synutra (by telex, registered letter return receipt requested, fax) within 48 hours of delivery if this involves an apparent defect, and within 15 calendar days following the revelation of the defect in other cases.

In case of disagreement, an expert approved by both Parties will be called in to determine the origin of the anomaly as soon as possible. Failing agreement by the Parties on the name of the expert, such expert shall be designated by the Chief Judge of the Paris Commercial Court ruling during adversarial summary proceedings instituted by the first Party to take action.

The Party designated by the expert as responsible for the non-compliance will bear the entire cost of the non-compliance as well as the expert assessment expenses.

If both parties share responsibility, the expert may divide the non-compliance cost along with the expert assessment expenses between the parties in proportion to the fault of each. If the expert cannot make a determination, these costs will be shared equally between the two Parties.

ARTICLE 6 –BUDGET AND PAYMENT AUTHORIZATION

Following the exchange of information between the Parties as stipulated in Article 3, an annual budget shall be validated among the Parties on October 15 of the preceding year.

This budget will be broken down on a monthly basis by type of Contract Specifications and sent by Synutra to Eurosérum no later than October 30th of year N for year N+1.

Synutra may ask Eurosérum to update this budget every quarter (at the end of the month prior to the beginning of the quarter in question). Eurosérum undertakes to respond within 10 days by validating all or part of the requests expressed by Synutra.

The acceptable quantitative variation in relation to the initial budget is +/-10% per month, on the understanding that the annual quantity must correspond to the quantity of Whey Powder set forth in the annual budget agreed upon by the Parties.

ARTICLE 7 – DELIVERY

The incoterm used is CIF Chinese port.

ARTICLE 8 – PRICE OF WHEY POWDER

[***]

ARTICLE 9 – INVOICING–SETTLEMENT

Eurosérum shall submit an invoice with each delivery.

Invoices shall be payable within 90 days by letter of credit.

ARTICLE  10 – GUARANTEED SUPPLY AND CONTRACTUAL INDEMNITIES

If Eurosérum is unable to supply Synutra in accordance with its contractual commitments, Eurosérum agrees to indemnify Synutra for any damages Synutra may incur as a result.  The amount of damages will be equal to any potential supply cost overruns.

If Synutra does not buy all or part of the Whey Powder in accordance with its contractual commitments, Synutra agrees to indemnify Eurosérum for any damages Eurosérum may incur as a result.  The amount of damages will be equal to the lost profit margin.

ARTICLE  11 – GUARANTEE–LIABILITY

Each Party, in its capacity as a professional capacity, guarantees to the other the proper discharge of all of its obligations under the terms of the agreement.

Each Party shall be held responsible for damages caused by it and/or persons acting on its behalf and/or third parties, towards the other Party, through its/their negligence or failure, and/or failure to perform its obligations under the agreement.

If the liability of either party should be engaged toward the other for breach of an obligation under the agreement or under general civil liability, it must compensate the injured party for the costs incurred by it due to its failure (including management fees, removal and disposal, analysis costs, expert investigator costs, logistical cost overruns, possible compensation), upon duly established proof of loss.

ARTICLE  12 – DURATION

This agreement shall take effect as of the operational start-up of the Site, that is, on or before 2 January 2015 and until 31 December 2024.

The Parties commit to meeting at least twenty-four months before the expiry date of this agreement, i.e., on or before 31 December 2022, so as to negotiate the terms and conditions of a potential new agreement.

Either Party must inform the other Party, by certified mail with delivery confirmation, postmarked at least twelve months before the expiration date of this agreement, of its decision not to enter into a new agreement when this agreement expires, i.e., on or before 31 December 2023.

Termination of this agreement through its expiration will not entitle either of the Parties to any compensation.

ARTICLE  13 – FORCE MAJEURE

If, after the occurrence of a case of force majeure, Synutra is obliged to totally interrupt its Whey  Powder supply intake, the execution of this agreement shall be suspended for the duration of such event.

Similarly, if after the occurrence of a case of force majeure, Eurosérum is obliged to totally interrupt its supply of Whey Powder to Synutra, the execution of this agreement shall be suspended for so long as it is incapable of providing such supply.

In case of partial disturbances (non-delivery of agreed upon volumes, etc.) connected to the force majeure, the Parties will jointly seek solutions permitting the agreement’s economy to be preserved.

For the application of this clause, the parties agree that in addition to those resulting from the law and jurisprudence, the following events are also regarded as cases of force majeure as soon as they render this party unable to perform its obligations:

•	war, riot or revolution, strikes or social disturbances not imputable to the parties, transportation strikes, transportation stoppages in particular as a result of weather conditions;
•	explosions or sabotage, accidents or events preventing the operational commissioning of the Site not resulting from negligence or failure by the company or one of its employees.

The party that suffers a loss from such event constituting a force majeure shall notify the other party, without delay, of the occurrence of such event.

The personnel or persons acting on behalf of the Party invoking force majeure must not have had any part in provoking the occurrence of such events.

If such an event of force majeure occurs, the Party rendered incapable of performing its obligations as a result of such event must communicate to the other Party:
▪	a precise description of the event in question,
▪	the anticipated duration of such event,
▪	the impact of such event on the proper pursuit of this agreement,
▪	the measures that it has taken or intends to take to remedy the situation.

For the duration of force majeure events, the effects of this agreement shall be suspended, without prejudice to the rights assumed by each of the Parties.

As soon as the inhibiting effects of the force majeure event have ceased to exist, the obligations under this agreement shall re-enter into force under the conditions stipulated.

However, the work suspension due to a force majeure event may not exceed three (3) months and, if such may be the case, upon expiration of such period, each of the Parties, after having exhausted all possibilities of finding a solution in good faith which would allow the complete restoration of the agreement, shall have the right to rescind the agreement, immediately and without indemnity, by notifying the other party thereof by certified mail with delivery confirmation.

ARTICLE  14 – CONFIDENTIALITY

The terms of this agreement and the information obtained, provided or exchanged upon execution of this agreement, are strictly confidential and must not be disclosed by the Parties or by any of their professional consultants and shall only be disclosed to their affiliates, directors, employees and external professional consultants on a strict need-to-know basis for purposes of evaluating, concluding, and implementing this agreement; each party may, however, disclose the existence and the terms of this agreement to enforce their rights hereunder or to fulfill a legal or regulatory obligation.

This obligation will apply for the duration of this agreement and for a period of 2 years after its expiry.

ARTICLE  15 – INTUITU PERSONAE

The Parties expressly agree that this agreement is entered intuitu personae, and therefore undertake not to transfer the rights and obligations incumbent upon them in whole or in part by virtue of this agreement without prior written agreement from the other party (including by merger, division, contribution or otherwise).

The prohibition on the transfer of the rights and obligations in this agreement, as stipulated in the preceding paragraph, also applies if a third party or several third parties (as regards the current capital holders), solely or jointly, directly or indirectly, were to acquire 50% or more of the capital of Sodiaal or Eurosérum, on the one hand, or Synutra or Synutra France, on the other hand.

In case of a change of control or, more generally, in case of failure to comply with the transfer prohibition as indicated above, the other party shall have the right to request the termination of this agreement.

ARTICLE  16 – MODIFICATIONS

No modification to this agreement, nor any abandonment of its terms and conditions, shall have any force or effect unless established in writing and signed by a duly mandated officer of each of the Parties.

No modification shall be made to this agreement based on the acknowledgment or acceptance of any purchase order, delivery instruction form, or any other document containing terms and conditions that may conflict with or be added to those indicated in the agreement. Any such different or additional conditions shall thus be rejected.

ARTICLE  17 – TOLERANCE

The waiver by either of the Parties of enforcement of any of the clauses of this agreement shall not be interpreted as a waiver of the right to do so at a later time, nor considered as a modification or suppression of any of the clauses concerned.

ARTICLE 18 – APPLICABLE LAW AND ARBITRATION

This agreement is governed by French law.

All litigations, disputes or claims arising from this agreement or relating thereto, including the validity, invalidity, possible violations or termination of the agreement, shall be subject to amicable settlement

Failing an amicable agreement within two months (from the date of a written notification by one party referring to this provision), disputes shall be settled by arbitration in accordance with the rules of Swiss Chambers’ Court of Arbitration and Mediation (Aeschenvorstadt 67, CH-4010 Basel, Suisse) in effect on the date of the request for arbitration. This court will be addressed by the more diligent party in accordance with the adversarial principle, the parties being immediately informed of the measures undertaken.

The court shall be composed of three arbitrators. The place of arbitration shall be Geneva. The arbitration proceedings shall be conducted in French.

The Court shall rule pursuant to the law and its decision shall be final; the parties hereby renounce all recourse to contest such decision at appellate court. The Parties commit to full and faithful compliance with the decision made. Any Party refusing to comply shall remain burdened with all the charges and duties which would have been incurred in legal proceedings for the enforcement of such decision.

Costs and court fees, which will be combined together, shall be borne by the Parties in a proportion determined by the decision.

ARTICLE  19 – APPENDICES

Appendix 1:	Contract Specifications

Appendix 2:	Evolution of Costs and Indices

Executed in Paris in 3 originals

/s/ Yves Rambaux	/s/ Li Ke
For Eurosérum SAS	For Shengyuan Nutritional Food Co., Ltd
By Yves Rambaux, President	By Li Ke, duly authorized for this
Date: September 17, 2012	purpose
Date: September 17, 2012

/s/ Christian Mazuray
For Synutra France International SAS By Christian Mazuray, President Date: September 17, 2012